Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (together with Exhibit A attached hereto, the “Agreement”) is entered as of December 4th, 2023, by and between Streamline Health, LLC, a Delaware limited liability company with its headquarters in Alpharetta, Georgia (the “Company”), and Bryant James Reeves, a resident of the state of Georgia (“Executive”).

RECITALS:

WHEREAS, the Company is a wholly owned subsidiary of Streamline Health Solutions, Inc. (“STRM”);

WHEREAS, the Company and Executive hereby agree that Executive will serve as an officer of the Company pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which the parties hereby acknowledge, the parties agree as follows:

1. EMPLOYMENT

The Company hereby agrees to employ Executive, and Executive, in consideration of such employment and other consideration set forth herein, hereby accepts employment, upon the terms and conditions set forth herein.

2. POSITION AND DUTIES

During the Term (as defined in Section 10 of this Agreement), Executive will be employed as Interim CFO may also serve as an officer or director of affiliates of the Company for no additional compensation, as part of Executive’s services to the Company hereunder. While employed hereunder, Executive will do all things necessary, legal and incident to the above positions, and otherwise will perform such executive-level functions, as the President of Streamline Health, LLC (the “President”) or other person as may be designated by the Company as are commensurate with Executive’s position, to whom Executive will report, or other person(s) the Board of Directors of STRM (the “Board”) may establish from time to time.

3. COMPENSATION AND BENEFITS

Subject to such modifications as may be contemplated by Exhibit A attached hereto and approved from time to time by the Board or the Compensation Committee of the Board of Directors of STRM (the “Committee”), and unless otherwise consented to by Executive, during the Term, Executive will receive the compensation and benefits listed on the attached Exhibit A, which is incorporated herein and expressly made a part of this Agreement. Such compensation and benefits will be paid and provided by the Company in accordance with the Company’s regular payroll, compensation and benefits plans, programs and policies, as in effect from time to time.

4. EXPENSES

The Company will pay or reimburse Executive for all travel and out-of-pocket expenses reasonably incurred or paid by Executive in connection with the performance of Executive’s duties as an employee of the Company upon compliance with the Company’s procedures for expense reimbursement, including the presentation of expense statements or receipts or such other supporting documentation as the Company may reasonably require. All expenses eligible for reimbursement in connection with the Executive’s employment with the Company must be incurred by Executive during the term of employment and must be in accordance with the Company’s expense reimbursement policies. The amount of reimbursable expenses incurred in one taxable year will not affect the expenses eligible for reimbursement in any other taxable year. Each category of reimbursement will be paid as soon as administratively practicable, but in no event will any such reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. No right to reimbursement is subject to liquidation or exchange for other benefits.

5. BINDING AGREEMENT

The Company warrants and represents to Executive that the Company, acting by the officer executing this Agreement on its behalf of the Company, has the full right and authority to enter into this Agreement and to perform all of its obligations hereunder.

6. OUTSIDE EMPLOYMENT

Executive will devote Executive’s full time and attention to the performance of the duties incident to Executive’s position with the Company, and will not have any other employment with any other enterprise or substantial responsibility for any enterprise which would be inconsistent with Executive’s duty to devote Executive’s full time and attention to Company matters; provided, however, that the foregoing will not prevent Executive from participation in any charitable or civic organization or, subject to President consent, which consent will not be unreasonably withheld, from service in a non-executive capacity on the boards of directors of up to two (2) other companies that does not interfere with Executive’s performance of the duties and responsibilities to be performed by Executive under this Agreement.

7. CONFIDENTIAL INFORMATION AND TRADE SECRETS

The Company is in the business of providing solutions, including comprehensive suites of health information management solutions relating to enterprise content management, computer assisted coding, business analytics, clinical analytics, patient scheduling and integrated workflow systems, that help hospitals, physician groups and other healthcare organizations improve efficiencies and business processes across the enterprise to enhance and protect revenues, offering a flexible, customizable way to optimize the clinical and financial performance of any healthcare organization (the “Business”).

For the purpose of this Agreement, “Confidential Information” will mean proprietary or confidential data, information, documents, or materials (in oral, written, unwritten or electronic form) which belongs to or pertains to the Company’s Business and which was disclosed to Executive or which Executive became aware of as a consequence of Executive’s relationship with the Company. Confidential Information includes, without limitation, the Company’s services, processes, patents, systems, equipment, creations, designs, formats, programming, discoveries, inventions, improvements, computer programs, data kept on computers, engineering, research, development, applications, financial information, information regarding services and products in development, market information, including test marketing or localized marketing, other information regarding processes or plans in development, trade secrets, training manuals, know-how of the Company, and the customers, clients, suppliers and others with whom the Company does or has in the past done, business (including any information about the identity of the Company’s customers or suppliers and written customer lists and customer prospect lists), or information about customer requirements, transactions, work orders, pricing policies, plans or any other Confidential Information, which the Company deems confidential and proprietary and which is generally not known to others outside the Company and which gives or tends to give the Company a competitive advantage over persons who do not possess such information or the secrecy of which is otherwise of value to the Company in the conduct of its business — regardless of when and by whom such information was developed or acquired, and regardless of whether any of these are described in writing, reduced to practice, copyrightable or considered copyrightable, patentable or considered patentable; provided, however, that “Confidential Information” will not include general industry information or information which is publicly available or is otherwise in the public domain without breach of this Agreement, information which Executive has lawfully acquired from a source other than through their employment with the Company, or information which is required to be disclosed pursuant to any law, regulation or rule of any governmental body or authority or court order (in which event Executive will immediately notify the Company of such requirement or order so as to give the Company an opportunity to seek a protective order or other manner of protection prior to production or disclosure of the information). Executive acknowledges that Confidential Information is novel and proprietary to and of considerable value to the Company.

Confidential Information will also include confidential information of third parties, clients or prospective clients that has been provided to the Company or to Executive in conjunction with Executive’s employment, which information the Company is obligated to treat as confidential. Confidential Information does not include information voluntarily disclosed to the public by the Company, except where such public disclosure has been made by the Executive without authorization from the Company, or which has been independently developed and disclosed by others, or which has otherwise entered the public domain through lawful means.

Executive acknowledges that all Confidential Information is the valuable, unique and special asset of the Company and that the Company owns the sole and exclusive right, title and interest in and to this Confidential Information.

(a) To the extent that the Confidential Information rises to the level of a trade secret under applicable law, then Executive will, during Executive’s employment and for as long thereafter as the Confidential Information remains a trade secret (or for the maximum period of time otherwise allowed under applicable law) protect and maintain the confidentiality of these trade secrets and refrain from disclosing, copying or using the trade secrets without the Company’s prior written consent, except as necessary in Executive’s performance of Executive’s duties while employed with the Company.

(b) To the extent that the Confidential Information defined above does not rise to the level of a trade secret under applicable law, Executive will not, during Executive’s employment and thereafter for a period of two (2) years, disclose, or cause to be disclosed in any way, Confidential Information, or any part thereof, to any person, firm, corporation, association or any other operation or entity, or use the Confidential Information on Executive’s own behalf, for any reason or purpose except as necessary in the performance of her duties while employed with the Company. Executive further agrees that, during Executive’s employment and thereafter for a period of two (2) years, Executive will not distribute, or cause to be distributed, Confidential Information to any third person or permit the reproduction of Confidential Information, except on behalf of the Company in Executive’s capacity as an employee of the Company. Executive will take all reasonable care to avoid unauthorized disclosure or use of the Confidential Information. Executive agrees that all restrictions contained in this Section 7 are reasonable and valid under the circumstances and hereby waives all defenses to the strict enforcement thereof by the Company.

Notwithstanding the foregoing, nothing in this Agreement is intended to or will be used in any way to prevent Executive from testifying truthfully under oath in a judicial proceeding or to limit Executive’s right to communicate with a government agency, as provided for, protected under or warranted by applicable law. Further, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a lawsuit for retaliation for reporting a suspected violation of law, Executive may disclose the trade secret to their attorney and use the trade secret information in the court proceeding, as long as Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

Executive agrees that, upon the request of the Company, or in any event immediately upon termination of their employment for whatever reason, Executive will immediately deliver up to the Company or its designee all Confidential Information in Executive’s possession or control, and all notes, records, memoranda, correspondence, files and other papers, and all copies thereof, relating to or containing Confidential Information. Executive does not have, nor can Executive acquire, any property or other rights in Confidential Information.

8. PROPERTY OF THE COMPANY

All ideas, inventions, discoveries, proprietary information, know-how, processes and other developments and, more specifically, improvements to existing inventions, conceived by Executive, alone or with others, during the term of Executive’s employment with the Company, whether or not during working hours and whether or not while working on a specific project, that are within the scope of the Company’s Business operations or that relate to any work or projects of the Company, shall be deemed to be a “work made for hire” (as defined in the United States Copyright Act, 17 U.S.C.A. §101 et seq., as amended) to the greatest extend possible and are and will remain the exclusive property of the Company. Inventions, improvements and discoveries relating to the Business of the Company conceived or made by Executive, either alone or with others, while employed with the Company are conclusively and irrefutably presumed to have been made during the period of employment and are the sole property of the Company. The Executive will promptly disclose in writing any such matters to the Company but to no other person without the consent of the Company. Executive hereby assigns and agrees to assign all right, title and interest in and to such matters to the Company. Executive will, upon request of the Company, execute such assignments or other instruments and assist the Company in the obtaining, at the Company’s sole expense, of any patents, trademarks or similar protection, if available, in the name of the Company.

9. PROTECTIVE COVENANTS

(a) Non-Solicitation of Customers, Clients, or Vendors. During Executive’s employment and for a period of two (2) years following the date of any voluntary or involuntary termination of Executive’s employment for any reason, Executive agrees not to solicit, directly or indirectly (including by assisting others), any business from any of the Company’s customers, clients, or vendors (including actively sought prospective customers, clients, or vendors) with whom Executive has had material contact during the most recent two (2) years prior to the solicitation for the purpose of providing products or services that are competitive with those provided by the Company.

(b) Non-Piracy of Employees. During Executive’s employment and for a period of two (2) years following the date of any voluntary or involuntary termination of Executive’s employment for any reason, Executive covenants and agrees that Executive will not, directly or indirectly, on Executive’s own behalf or on behalf of any other person or entity (i) solicit, recruit or hire (or attempt to solicit, recruit or hire) or otherwise assist anyone in soliciting, recruiting or hiring, any employee or independent contractor of the Company who performed work for the Company and with whom Executive had material business contact within the last year of Executive’s employment with the Company to work for or provide services to any business that competes with the Business, or (ii) otherwise encourage, solicit or support any such employee or independent contractor to leave their or their employment or engagement with the Company or to violate the terms of any agreement or understanding between that individual and the Company.

(c) Non-Compete. During Executive’s employment with the Company and for a period of two (2) years following the date of any voluntary, or one (1) year following the date of any involuntary, termination of Executive’s employment for any reason, Executive agrees not to, directly or indirectly, either on Executive’s own behalf or on behalf of any other person or entity, in the Territory, compete with the Company by performing services for any person or entity competitor engaging in competition with the Business, that are the same as or similar to the duties performed by Executive during the most recent two (2)-year period, provided that the foregoing will not prohibit Executive from owning not more than five percent (5%) of the outstanding stock of a corporation subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The “Territory” will be defined to be that geographic area comprised of the following states in the United States of America, the District of Columbia, and the Canadian provinces of Quebec and Alberta:

Alabama	Indiana	Nebraska	South Carolina
Alaska	Iowa	Nevada	South Dakota
Arizona	Kansas	New Hampshire	Tennessee
Arkansas	Kentucky	New Jersey	Texas
California	Louisiana	New Mexico	Utah
Colorado	Maine	New York	Vermont
Connecticut Delaware	Maryland	North Carolina	Virginia
Florida	Massachusetts	North Dakota	Washington
Georgia	Michigan	Ohio	West Virginia
Hawaii	Minnesota	Oklahoma	Wisconsin
Idaho	Mississippi	Oregon	Wyoming
Illinois	Missouri	Pennsylvania
	Montana	Rhode Island

; provided, however, that the Territory described herein is a good faith estimate of the geographic area that is now applicable as the area in which the Company does business during the term of Executive’s employment, and the Company and Executive agree that this non-compete covenant will ultimately be construed to cover only so much of such Territory as relates to the geographic areas in which the Executive does business for and on behalf of the Company within the most recent two (2)-year period.

10. TERM

Unless earlier terminated pursuant to Section 11 herein, the term of this Agreement will be for a period beginning on the effective date specified in Exhibit A and ending on 12/05/2024 (the “Initial Term”). Upon expiration of the Initial Term, this Agreement will automatically renew in successive twelve (12)-month periods (each a “Renewal Period”), unless Executive or the Company notifies the other party at least sixty (60) days prior to the end of the Initial Term or the applicable Renewal Period that this Agreement will not be renewed. The Initial Term, and, if this Agreement is renewed in accordance with this Section 10, each Renewal Period, will be included in the definition of “Term” for purposes of this Agreement. Unless waived in writing by the Company, the requirements of Section 7 (Confidential Information and Trade Secrets), Section 8 (Property of the Company) and Section 9 (Protective Covenants) will survive the expiration or termination of this Agreement or Executive’s employment for any reason.

11. TERMINATION

(a) Death. This Agreement and Executive’s employment hereunder will be terminated on the death of Executive, effective as of the date of Executive’s death. In such event, the Company will pay to the estate of Executive the sum of (i) accrued but unpaid Base Salary (as defined in Exhibit A) earned prior to Executive’s death (to be paid in accordance with normal practices of the Company or as otherwise required by law) and (ii) expenses incurred by Executive prior to their death for which Executive is entitled to reimbursement under (and paid in accordance with) Section 4 herein, and Executive will be entitled to no severance or other post-termination benefits.

(b) Continued Disability. This Agreement and Executive’s employment hereunder may be terminated, at the option of the Company, upon a Continued Disability (as defined herein) of Executive. For the purposes of this Agreement, and unless otherwise required under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), “Continued Disability” will be defined as the inability or incapacity (either mental or physical) of Executive to continue to perform Executive’s duties hereunder for a continuous period of one hundred twenty (120) working days, or if, during any calendar year of the Term hereof because of disability, Executive was unable to perform Executive’s duties hereunder for a total period of one hundred eighty (180) working days regardless of whether or not such days are consecutive. The determination as to whether Executive is unable to perform the duties of Executive’s job will be made by the Board or the Committee in its reasonable discretion; provided, however, that if Executive is not satisfied with the decision of the Board or the Committee, Executive will submit to examination by three (3) competent physicians who practice in the metropolitan area in which the Company maintains its principal executive office, one of whom will be selected by the Company, another of whom will be selected by Executive, with the third to be selected by the physicians so selected. The determination of a majority of the physicians so selected will supersede the determination of the Board or the Committee and will be final and conclusive. In the event of the termination of Executive’s employment due to Continued Disability, the Company will provide to Executive (i) accrued but unpaid Base Salary earned through the date of the Executive’s termination of employment (paid in accordance with the normal practices of the Company or as otherwise required by law), (ii) expenses incurred by Executive prior to their termination of employment for which Executive is entitled to reimbursement under (and paid in accordance with) Section 4 herein, and (iii) any vested benefits earned by the Executive under any employee benefit plan of the Company or its affiliates under which he was participating immediately prior to the termination date, which such benefits to be provided in accordance with the terms of the applicable employee benefit plan (the “Accrued Obligations”), and Executive will be entitled to no severance or other post-termination benefits.

(c) Termination by the Company for Good Cause, by Executive Other Than for Good Reason, or upon Non-Renewal of the Term by Company or Executive. Notwithstanding any other provision of this Agreement, the Company may at any time terminate this Agreement and Executive’s employment hereunder for Good Cause, Executive may at any time terminate her employment other than for Good Reason (as defined in Section 11(d) herein), Company may notify Executive that it will not renew the Term, or Executive may notify the Company that he will not renew the Term. For this purpose, “Good Cause” will include the following: the current use of illegal drugs; conviction of any crime which involves moral turpitude, fraud or misrepresentation; commission of any act which would constitute a felony or which adversely impacts the business or reputation of the Company; fraud; misappropriation or embezzlement of Company funds or property; willful misconduct or grossly negligent or reckless conduct which is materially injurious to the reputation, business or business relationships of the Company; material violation or default on any of the provisions of this Agreement; or material and continuous failure to meet reasonable performance criteria or reasonable standards of conduct as established from time to time by the Board, which failure continues for at least thirty (30) days after written notice from the Company to Executive. Notice of a termination by the Company for Good Cause will be delivered in writing to Executive stating the Good Cause for such action. If the employment of Executive is terminated by the Company for Good Cause, if Executive terminates employment for any reason other than for Good Reason (including, but not limited to, resignation or retirement), or if Executive notifies the Company he will not renew the Term, then, the Company will provide Executive (i) accrued but unpaid salary through the termination date (paid in accordance with the normal practices of the Company or as otherwise required by law), (ii) expenses incurred by Executive prior to their termination date for which Executive is entitled to reimbursement under (and paid in accordance with) Section 4 herein and (iii) any vested benefits earned by the Executive under any employee benefit plan of the Company or its affiliates under which he was participating immediately prior to the termination date, which such benefits to be provided in accordance with the terms of the applicable employee benefit plan, and Executive will be entitled to no severance or other post- termination benefits. For the sake of clarity, no election by the Company not to renew the Term will trigger any rights to severance or other benefits.

(d) Termination by the Company without Good Cause or by Executive for Good Reason. The Company may terminate this Agreement and Executive’s employment at any time, including for reasons other than Good Cause (as “Good Cause” is defined in Section 11(c) above. For the purposes herein, “Good Reason” will mean (i) a material diminution of Executive’s base salary; (ii) a material diminution in Executive’s authority, duties, or responsibilities; or (iii) any other action or inaction that constitutes a material breach of the terms of this Agreement; provided that Executive’s termination will not be treated as for Good Reason unless Executive provides the Company with notice of the existence of the condition claimed to constitute Good Reason within ninety (90) days of the initial existence of such condition and the Company fails to remedy such condition within thirty (30) days following the Company’s receipt of such notice. In the event that (i) the Company terminates the employment of Executive during the Term for reasons other than for Good Cause, death or Continued Disability or (ii) Executive terminates employment for Good Reason, then Executive shall be entitled to the Accrued Obligations (as defined in Section 11(b)) and, subject to Executive’s signing, delivering and not revoking a complete general release of all claims against the Company in a form acceptable to the Company (the “Release”), which Release must be signed, delivered and not revoked within the period set forth in the Release, and provided that Executive is not in default of her obligations under Section 7, 8, or 9 herein, the following:

(i) Payment of an amount equal to six (6) months of Executive’s base salary in effect at the time of termination, payable in accordance with the regular pay periods of the Company (but no less frequently than monthly and in equal installments) beginning on the first payroll date following the date of termination of employment provided, however, that all payments otherwise due during the first sixty (60) days following termination of employment shall be accumulated and, if the Release requirements have been met, paid on the sixtieth (60th) day following termination of employment.

(ii) Payment of the Annual Bonus (as defined in Exhibit A) at the rate of base pay and subject to attainment of annual performance goals specified in Exhibit A for the fiscal year during which Executive terminates employment under this Section 11(d), prorated for the number of months from the beginning of the fiscal year through the date of termination and payable at the same time the Annual Bonus (if any) is normally payable as set forth in Exhibit A. For purposes of this provision, and by way of example, if Executive’s employment is terminated under this Section 11(d)after the last day of a fiscal year but before the Annual Bonus (if any) for such completed fiscal year is paid, Executive shall be entitled to receive the Annual Bonus (to the extent earned) for the full prior fiscal year period as well as any Annual Bonus earned for any period within the new fiscal year prorated from the beginning of such fiscal year through the date of termination. Any Annual Bonus payable under this Section 11(d) shall be paid in a lump sum in the normal course of bonus payouts, if the Company is achieving the basic budgeted numbers through the date of termination (as determined by the Committee or Company in its sole discretion), Executive will receive the Annual Bonus post-termination, accrued as is applicable. The “basic budgeted numbers” for purposes of this provision are sales bookings, revenue and adjusted EBITDA.

(iii) Payment of an amount equal to the product of six (6) times the monthly rate of the Company’s subsidy for coverage in its medical, dental and vision plans for active employees (including any applicable coverage for spouses and dependents) in effect on the date of termination, payable in a lump sum on the sixtieth (60th) day following termination of employment.

The payments set forth in Section 11(d)(i), (ii) and (iii) are collectively referred to as the “Severance Payments.” All other rights the Executive may have, other than as set forth in this Section, shall terminate upon such termination.

12. NOTIFICATION TO PROSPECTIVE EMPLOYERS

If Executive seeks or is offered employment by any other company, firm or person during their employment or during the post- termination restricted periods, he will notify the prospective employer of the existence and terms of the Confidential Information and Trade Secrets provision in Section 7 and the Protective Covenants provision in Section 9 of this Agreement. Executive may disclose the language of Sections 7 and 9 but may not disclose the remainder of this Agreement.

13. CHANGE IN CONTROL

(a) In the event of a Change in Control (as defined herein) of the Company during the Term,

(i) If Executive has remained continuously employed with the Company through the date of the Change in Control, all stock options, restricted stock, and all other equity awards (if any) granted to Executive that are outstanding immediately prior to the Change in Control shall immediately vest in full as of the date of the Change in Control.

(ii) If, during the Term and within ninety (90) days prior to or twelve (12) months following a Change in Control, the Company terminates the employment of Executive for reasons other than for Good Cause, death or Continued Disability, then, Executive shall receive the Accrued Obligations (as defined in Section 6(a), and, subject to the Release requirements set forth in Section 11(d) and provided that Executive is not in default of her obligations under Section 7, 8, or 9 herein, (A) Executive shall be entitled to the Severance Payments set forth in and pursuant to Section 11(d) and (B) all stock options, restricted stock, and other equity awards (if any) granted to Executive that are outstanding immediately prior to the date of termination shall immediately vest in full as of the date of termination and, with respect to any outstanding options, will remain exercisable by Executive from such vesting date (i.e., the date of termination) until the earlier of: (x) the end of the applicable option period or (y) one hundred and eighty (180) days from the date of Executive’s termination of employment.

(b) For purposes of this Agreement, “Change in Control” means any of the following events:

(i) A change in control of the direction and administration of the Company’s business of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, as in effect on the date hereof and any successor provision of the regulations under the Exchange Act, whether or not the Company is then subject to such reporting requirements; or

(ii) Any “person” (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act but excluding any employee benefit plan of the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than one half (1/2) of the combined voting power of the Company’s outstanding securities then entitled to vote for the election of directors; or

(iii) The Company sells all or substantially all of the assets of the Company; or

(iv) The consummation of a merger, reorganization, consolidation or similar business combination that constitutes a change in control as defined in the Company’s 2013 Second Amended and Restated Stock Incentive Plan or other successor stock plan or results in the occurrence of any event described in Sections 13(b) (i), (ii) or (iii) above.

Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred unless such event would also be a Change in Control under Code Section 409A or would otherwise be a permitted distribution event under Code Section 409A.

(c) If any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement or the lapse or termination of any restriction on or the vesting or exercisability of any payment or benefit (each a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law (such tax or taxes are hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Payments payable to Executive shall be reduced to the aggregate amount of Payments that may be made to the Executive without incurring an excise tax (the “Safe-Harbor Amount”) in accordance with the immediately following sentence. Any such reduction shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced.

14. ACKNOWLEDGEMENTS

The Company and Executive each hereby acknowledge and agree as follows:

(a) The covenants, restrictions, agreements and obligations set forth herein are founded upon valuable consideration, and, with respect to the covenants, restrictions, agreements and obligations set forth in Sections 7 and 9 hereof, are reasonable in duration, the activities proscribed, and geographic scope;

(b) In the event of a breach or threatened breach by Executive of any of the covenants, restrictions, agreements and obligations set forth in Sections 7 or 9 hereof, monetary damages or the other remedies at law that may be available to the Company for such breach or threatened breach will be inadequate and, without prejudice to the Company’s right to pursue any other remedies at law or in equity available to it for such breach or threatened breach, including, without limitation, the recovery of damages from Executive, the Company will be entitled to injunctive relief from a court of competent jurisdiction or the arbitrator; and

(c) The time period, proscribed activities, and geographical area set forth in the Confidential Information and Trade Secrets provision in Section 7 or the Protective Covenants provision in Section 9 hereof are each divisible and separable, and, in the event that they are judicially held invalid or unenforceable as to such time period, scope of activities, or geographical area, they will be valid and enforceable to such extent and in such geographical area(s) and for such time period(s) which the court or arbitrator determines to be reasonable and enforceable. Executive agrees that in the event any court of competent jurisdiction or arbitrator determines that the covenants in Sections 7 and 9 are invalid or unenforceable to join with the Company in requesting that court or arbitrator to construe the applicable provision by limiting or reducing it so as to be enforceable to the extent compatible with the then applicable law. Furthermore, any period of restriction or covenant herein stated will not include any period of violation or period of time required for litigation to enforce such restriction or covenant and Executive agrees that the time periods for the covenants in Sections 7 and 9 of this Agreement shall be tolled during any period in which Executive is in violation of either of those provisions.

15. NOTICES

Any notice or communication required or permitted hereunder will be given in writing and will be sufficiently given if delivered by email or sent by overnight, nationally recognized courier to such party addressed as follows:

(a) In the case of the Company, if addressed to it as follows:

Streamline Health Solutions, Inc.

2400 Old Milton Parkway Box #1353

Alpharetta, GA 30009

Attn: Chief People Officer

Email: wendy.lovvorn@streamlinehealth.net

(b) In the case of Executive, if addressed to Executive at the most recent address on file with the Company.

Any such notice delivered personally or sent via mail will be deemed to have been received on the date it is delivered. Any address for the giving of notice hereunder may be changed by notice in writing.

16. ASSIGNMENT, SUCCESSORS AND ASSIGNS

This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. The Company may assign or otherwise transfer its rights under this Agreement to any successor or affiliated business or corporation (whether by sale of stock, merger, consolidation, sale of assets or otherwise), but this Agreement may not be assigned, nor may her duties hereunder be delegated, by Executive. In the event that the Company assigns or otherwise transfers its rights under this Agreement to any successor or affiliated business or corporation (whether by sale of stock, merger, consolidation, sale of assets or otherwise), for all purposes of this Agreement, the “Company” will then be deemed to include the successor or affiliated business or corporation to which the Company, assigned or otherwise transferred its rights hereunder.

17. MODIFICATION

This Agreement may not be released, discharged, abandoned, changed or modified by the parties in any manner, except by an instrument in writing signed by each of the parties hereto.

18. SEVERABILITY AND WAIVER

The invalidity or unenforceability of any particular provision of this Agreement will not affect any other provisions hereof, and the parties will use their best efforts to substitute a valid, legal and enforceable provision, which, insofar as practical, implements the purpose of this Agreement. If the parties are unable to reach such agreement, then the provisions will be modified as set forth in Section 14(c) above. Any failure to enforce any provision of this Agreement will not constitute a waiver thereof or of any other provision hereof.

19. COUNTERPARTS

This Agreement may be signed in counterparts (and delivered via facsimile transmission or by digitally scanned signature delivered electronically), and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

20. ENTIRE AGREEMENT

This constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, understandings, and negotiations, whether written or oral, with respect to such subject matter.

21. DISPUTE RESOLUTION

Except as set forth in Section 14 above, and excluding ERISA health and disability plan claims, workers’ compensation claims, unemployment compensation claims, claims related to sexual harassment or assault, claims to enforce the Confidential Information and Trade Secrets provision in Section 7 or the Protective Covenants provision in Section 9 , or any other claims that cannot be required to be arbitrated as a matter of law, any and all disputes arising out of or in connection with the execution, interpretation, performance or non-performance of this Agreement or any agreement or other instrument between, involving or affecting the parties (including the validity, scope and enforceability of this arbitration clause) (“Covered Claims”), will be submitted to and resolved by arbitration. The arbitration will be conducted pursuant to the terms of the Federal Arbitration Act and the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association effective at the time of filing, as supplemented by the terms of this Agreement. This Agreement means that Streamline and Executive agree to use binding arbitration, instead of going to court, for any Covered Claims that arise between Executive and Streamline or any of Streamline’s employees or agents. Executive understands and agrees that arbitration is the only forum for resolving Covered Claims and that both Streamline and he are waiving the right to a trial before a judge or a jury in federal or state court in favor of arbitration for them. Streamline and Executive agree that Covered Claims will be arbitrated only on an individual basis, and that both Streamline and Executive waive the right to participate in or receive money or any other relief from any class, collective or representative proceeding of Covered Claims. No party may bring a claim on behalf of other individuals, and any arbitrator hearing a Covered Claim may not: (i) combine more than one individual’s claim or claims into a single case; (ii) participate in or facilitate notification of others of potential claims; or (iii) arbitrate any form of a class, collective or representative proceeding. Streamline will pay the arbitrator’s fees and expenses, including but not limited to travel fees, per diem costs, and any administrative fees. In the event that Executive initiates an arbitration proceeding under this Agreement, Executive shall be liable for the AAA-mandated portion of the filing fee not to exceed $300.00; Streamline shall pay the remainder of any filing fee in excess of that amount as set forth in the applicable AAA Employment/Workplace Fee Schedule. The arbitrator shall have the authority to award the same damages or other relief that would have been available in court pursuant to applicable law. Streamline and Executive agree that the arbitrator shall have the additional right to rule on motions to dismiss and/or motions for summary judgment, applying the standards governing such motions under the Federal Rules of Civil Procedure. Executive understands that the ability of the parties to obtain documents, witness statements, and other discovery is generally more limited in arbitration than in court proceedings. Executive also understands that arbitration awards are generally final and binding, and a party’s ability to have a court reverse or modify an arbitration award is very limited. The arbitrator must issue an award in writing, setting forth the reasons for the arbitrator’s determination. The arbitrator’s authority shall be limited to deciding the case submitted by the party bringing the arbitration and any counterclaims filed therein. Therefore, no decision by any arbitrator under this Agreement shall serve as precedent in other arbitrations. If the arbitrator makes an award, a judgment on the award may be entered in any court having jurisdiction. Either party may notify the other party at any time of the existence of a controversy potentially requiring arbitration by certified mail, and the parties will attempt in good faith to resolve their differences within fifteen (15) days after the receipt of such notice. If the dispute cannot be resolved within the fifteen-day period, either party may file a written demand for arbitration with the American Arbitration Association. The place of arbitration will be Atlanta, Georgia.

/s/ Bryant James Reeves III	/s/ Benjamin L. Stilwill
Initial by Executive	Initial by the Company

22. GOVERNING LAW; FORUM SELECTION

The provisions of this Agreement will be governed by and interpreted in accordance with the internal laws of the State of Georgia and the laws of the United States applicable therein. Executive acknowledges and agrees that Executive is subject to personal jurisdiction in state and federal courts in Georgia, and waives any objection thereto.

23. CODE SECTION 409A

Notwithstanding any other provision in this Agreement to the contrary, if and to the extent that Code Section 409A is deemed to apply to any benefit under this Agreement, it is the general intention of the Company that such benefits will, to the extent practicable, comply with, or be exempt from, Code Section 409A, and this Agreement will, to the extent practicable, be construed in accordance therewith. To the maximum extent permitted under Code Section 409A and its corresponding regulations, Severance Payments under this Agreement are intended to meet the requirements of the short-term deferral exemption under Code Section 409A and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii). For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), each payment in a series of payments to the Executive will be deemed a separate payment. Deferrals of benefits distributable pursuant to this Agreement that are otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply will not be permitted unless such deferrals follow Code Section 409A. In the event that the Company (or a successor thereto) has any stock which is publicly traded on an established securities market or otherwise and Executive is determined to be a “specified employee” (as defined under Code Section 409A), any payment that is deemed to be deferred compensation under Code Section 409A to be made to the Executive upon a separation from service may not be made before the date that is six (6) months after Executive’s separation from service (or death, if earlier). To the extent that Executive becomes subject to the six (6)-month delay rule, all payments that would have been made to Executive during the six (6) months following her separation from service that are not otherwise exempt from Code Section 409A, if any, will be accumulated and paid to Executive during the seventh (7th) month following her separation from service, and any remaining payments due will be made in their ordinary course as described in this Agreement. For the purposes herein, the phrase “termination of employment” or similar phrases will be interpreted in accordance with the term “separation from service” as defined under Code Section 409A if and to the extent required under Code Section 409A. Further, (i) in the event that Code Section 409A requires that any special terms, provisions or conditions be included in this Agreement, then such terms, provisions and conditions will, to the extent practicable, be deemed to be made a part of this Agreement, and (ii) terms used in this Agreement will be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that this Agreement or any benefit thereunder will be deemed not to comply with Code Section 409A, then neither the Company, the Board, STRM, the Committee nor its or their affiliates designees or agents will be liable to any participant or other person for actions, decisions or determinations made in good faith.

24. WITHHOLDING.

The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as will be required to be withheld pursuant to any applicable law or regulation.

25. ATTORNEYS’ FEES.

If the Company successfully enforces any right under this Agreement through legal process of any kind, then the Company shall be entitled to recover from Executive its costs of such enforcement, including reasonable attorneys’ fees.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

STREAMLINE HEALTH SOLUTIONS, INC.

By:	/s/ Benjamin L. Stilwill
Benjamin L. Stilwill
President & Chief Executive Officer

EXECUTIVE

By:	/s/ Bryant James Reeves III
Bryant James Reeves III

[Signature Page to - Employment Agreement]

EXHIBIT A TO EMPLOYMENT AGREEMENT (THE “AGREEMENT”) DATED AS OF December 04, 2023, BETWEEN STREAMLINE HEALTH LLC AND Bryant James Reeves — COMPENSATION AND BENEFITS

1.	Effective Date. This agreement is dated December 4th, 2023 and is effective as of December 4, 2023.

2.	Base Salary. Base Salary will be paid at an annualized rate of $185,000, which will be subject to annual review and adjustment by the Committee but will not be reduced below $185,000 without the consent of Executive (“Base Salary”). Such amounts will be payable to Executive in accordance with the normal payroll practices of the Company, but not less frequently than monthly.

3.	Annual Bonus. During the term of employment, Executive will be eligible to participate in and earn an annual bonus of up to thirty percent (25%) of Executive’s then current Base Salary, subject to attainment of annual performance goals determined by the Committee or Board and in accordance with the terms of the Company’s or STRM’s executive bonus plan, as may be amended from time to time.

4.	Benefits. Executive will be eligible to participate in the Company’s or STRM’s benefit plans generally made available by the Company or STRM to Company employees, subject to all terms and conditions of such plans as they may be amended from time to time. During the Term, Executive will accrue vacation days and personal days totaling an aggregate of twenty (20) days per annum, prorated for fiscal year ended January 31, 2023, in accordance with the Company’s vacation policies, as in effect from time to time. The Company reserves the right to amend or cancel any employee benefit plans at any time in its sole discretion, subject to the terms of such employee benefit plan and applicable law.

5.	Grant of Restricted Stock. On or as soon as administratively feasible following the execution of this Agreement and subject to approval of the Committee, Executive will receive a grant of 50,000 shares of restricted stock. The vesting of such shares will occur in three (3) equal annual installments over the first three years of continuous employment under this Agreement. Such grant will be made pursuant to, and otherwise subject to, the terms and conditions of the Streamline Health Solutions, Inc. Third Amended and Restated 2013 Stock Incentive Plan and the related restricted stock grant agreement.